August 2008 Preliminary Terms No. 726 Registration Statement No. 333-131266 Dated July 24, 2008 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Commodities

Dual Participation Commodity-Linked Capital Protected Notes due April 4, 2014
Based on the Performance of a Basket of Three Commodities and Three Commodity Indices

Dual Participation Commodity-Linked Capital Protected Notes provide investors with both long and short exposure to a basket of individual commodities and commodity indices with no downside risk to the initial investment if held to maturity.  They are for investors who are concerned about principal risk and who are willing to forgo market interest rates in exchange for principal protection, 100% participation in any increases in the value of the basket or, if the basket declines in value over the term of the notes, a positive return equal to 50% participation in the absolute value of such decline.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	August , 2008
Original issue date:	August , 2008 (5 business days after the pricing date)
Maturity date:	April 4, 2014
Principal protection:	100%
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	30%
	Copper – Grade A (“copper”)	LOCADY	20%
	High Grade Primary Aluminum (“aluminum”)	LOAHDY	15%
	S&P GSCI Livestock Index – Excess Return (“livestock index”)	SPGCLVP	15%
	S&P GSCI™ Precious Metals Index – Excess Return (“precious metals index”)	SPGCPMP	10%
	S&P GSCI™ Agricultural Index – Excess Return (“agricultural index”)	SPGCAGP	10%

*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity price and final average commodity price of each basket commodity will be determined based on the prices published by the index publisher or the relevant exchange, as applicable.

Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If the basket performance at maturity is greater than zero:
	$1,000 x basket performance x upside participation rate
	▪ If the basket performance at maturity is less than zero:
	$1,000 x absolute basket performance x downside participation rate
	If the basket performance at maturity is equal to zero, you will receive only the stated principal amount and will not receive any supplemental redemption amount.
Basket performance:	Sum of the commodity performance values of each of the basket commodities
Absolute basket performance:	Absolute value of the basket performance. For example, if the basket performance is negative 5%, the absolute basket performance will be positive 5%.
Upside participation rate:	100%
Downside participation rate:	50%
CUSIP:	617482AR5
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Terms continued:	Please see page two of these preliminary terms for further summary terms of the notes.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	3.00%	97.00%
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.90 per note.  Please see “Syndicate Information” on page 9 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Commodity-linked Capital Protected Notes dated June 22, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0607001

Dual Participation Commodity-Linked Capital Protected Notes due April 4, 2014 Based on the Performance of a Basket of Three Commodities and Three Commodity Indices

SUMMARY TERMS	Continued from cover page
Commodity performance value:	With respect to each basket commodity: [(final average commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:
For any trading day or index business day, as applicable:
WTI crude oil: the official settlement price per barrel (as stated in U.S. dollars)
copper and aluminum: the official cash offer price per ton (each as stated in U.S. dollars)
livestock index: the official settlement price of the livestock index (as stated in U.S. dollars)
precious metals index: the official settlement price of the precious metals index (as stated in U.S. dollars)
agricultural index: the official settlement price of the agricultural index (as stated in U.S. dollars)
For full descriptions, please see “Fact Sheet – Commodity price” on page 7 of these preliminary terms.

Initial commodity price:
The commodity price for the applicable basket commodity on the pricing date, subject to adjustment for each basket commodity individually in the event of a market disruption event

In the event of a market disruption event with respect to any basket commodity on the pricing date, the initial commodity price for the applicable basket commodity shall be determined in accordance with the fallback mechanics set out under “Description of Commodity-Linked Capital Protected Notes—Determination Date” in the accompanying prospectus supplement for commodity-linked capital protected notes.

If any initial commodity price as finally determined by the relevant exchange or the index publisher or its successor differs from any initial commodity price specified in the pricing supplement, we will include the definitive initial commodity price in an amended pricing supplement.

Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date
Determination dates:
In respect of each basket commodity, each trading day or index business day, as applicable, in the period from and including January 3, 2014 to and including March 28, 2014 on which there is no market disruption event in respect of the applicable basket commodity

August 2008	Page 2

Dual Participation Commodity-Linked Capital Protected Notes due April 4, 2014 Based on the Performance of a Basket of Three Commodities and Three Commodity Indices

Investment Overview

The Dual Participation Commodity-Linked Capital Protected Notes due April 4, 2014 (the “notes”) provide investors with an opportunity to gain both long and short exposure to a basket of commodities with no downside risk to their initial investment if the notes are held to maturity.

At maturity, the notes will pay the principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of a basket of three commodities and three commodity indices (the “basket”) over the term of the notes, as measured over the specified determination dates.  The supplemental redemption amount provides 100% upside participation (e.g., a 10% appreciation of the basket will return 100% of principal plus 10% at maturity).  In addition, the supplemental redemption amount provides 50% downside participation (e.g., a 10% depreciation of the basket will return 100% of principal plus a positive return of 5% at maturity). If the basket has neither depreciated nor appreciated, the investment will return par at maturity.  The notes do not pay interest.

Maturity:	Approximately 5 years and 7 months
Protection at maturity:	100%
Interest:	None
Payment at maturity:
(i)    If the basket performance is greater than zero
Þ $1,000 + 100% of the basket performance
(ii)   If the basket performance is less than zero
Þ $1,000 + 50% of the absolute value of the basket performance
(iii)  If the basket performance is equal to zero
Þ $1,000

Basket Overview

Basket Commodity	Bloomberg Ticker Symbol	Weighting
WTI crude oil	CL1	30%
copper	LOCADY	20%
aluminum	LOAHDY	15%
livestock index	SPGCLVP	15%
precious metals index	SPGCPMP	10%
agricultural index	SPGCAGP	10%

Market Information as of July 21, 2008

Basket Commodity:	Current Price:	52 Weeks Ago:	52 Week High:	52 Week Low:
WTI crude oil	$131.04	$74.89	$145.29	$69.26
copper	$8,390.00	$8,210.00	$8,985.00	$6,272.50
aluminum	$2,987.50	$2,780.00	$3,291.50	$2,316.50
livestock index	$296.6606	$386.6564	$397.9656	$273.2465
precious metals index	$148.6490	$110.1454	$157.2566	$103.2528
agricultural index	$82.54129	$64.02141	$104.5839	$64.02141

August 2008	Page 3

Dual Participation Commodity-Linked Capital Protected Notes due April 4, 2014 Based on the Performance of a Basket of Three Commodities and Three Commodity Indices

Commodities and Weightings of the Commodity Indices on July 21, 2008

livestock index
Commodity	Weighting
Live Cattle	58.50%
Feeder Cattle	10.78%
Lean Hogs	30.72%
precious metals index
Commodity	Weighting
Gold	87.89%
Silver	12.11%
agricultural index
Commodity	Weighting
Wheat	26.83%
Red Wheat	6.41%
Corn	28.39%
Soybeans	18.13%
Cotton	6.32%
Sugar	7.69%
Coffee	4.40%
Cocoa	1.92%

Basket Historical Performance January 1, 2003 to July 21, 2008

The graph illustrates the effect of any offset and/or correlation among the basket commodities during the specified period.  The graph does not attempt to show your expected return on an investment in the notes nor does the graph take into account the averaging of the commodity prices over the determination dates which will occur when we calculate the basket performance at maturity. The historical price performance of the basket and the degree of correlation between the price trends of the basket commodities (or lack thereof) should not be taken as an indication of future performance.

August 2008	Page 4

Dual Participation Commodity-Linked Capital Protected Notes due April 4, 2014 Based on the Performance of a Basket of Three Commodities and Three Commodity Indices

Key Investment Rationale

Exposure to commodities is a component of portfolio diversification.  Investors who believe they have underweight exposure to commodities or those concerned about the risks associated with investing directly in commodities can use the notes to gain both long and short exposure to the basket of commodities while protecting 100% of their principal at maturity.

Access	▪	Both long and short exposure to a diversified commodity basket consisting of three physical commodities (WTI crude oil, copper and aluminum) and three commodity indices (the livestock index, the precious metals index and the agricultural index). Portfolio diversification from traditional fixed income / equity investments.
Protect Principal	▪	100% principal protection at maturity regardless of the performance of the basket
Long and Short Exposure to the Basket	▪	100% upside participation
▪ There is no maximum payment on the notes. Investors will receive 100% of any appreciation in the value of the basket.
	▪	Positive return even if basket depreciates
▪ Investors will receive 50% of the absolute value of any depreciation in the value of the basket.

Summary of Selected Key Risks (see page 13)

▪	No interest payments

▪
Unless the value of the basket at maturity has appreciated or depreciated sufficiently over the term of the notes, you could receive a return below the rate otherwise payable on conventional debt securities issued by us with similar maturities

▪	Market prices of the notes will be influenced by many unpredictable factors

▪	Specific commodities prices are affected by numerous factors specific to each market

▪	Suspension or disruptions of market trading in commodity and related futures markets may adversely affect the value of the notes

▪	Risks relating to the trading of metals on the London Metal Exchange

▪	Prices for the basket commodities may change unpredictably and affect the value of the notes in unforeseeable ways

▪	Changes in the value of one or more of the basket commodities may offset each other

▪	Payout at maturity based on weighted average of prices of commodities as measured on multiple determination dates

▪	Inclusion of commissions / projected profit from hedging is likely to adversely affect secondary market prices

▪	Adjustments to any basket index could adversely affect the value of the notes

▪	Economic interests of the calculation agent may be potentially adverse to investors

▪	Hedging and trading activity could adversely affect the prices of the basket commodities

▪	The notes will not be listed, secondary trading may be limited and you could receive less than the stated principal amount per note if you try to sell your notes prior to maturity

▪	Credit risk of Morgan Stanley

August 2008	Page 5

Dual Participation Commodity-Linked Capital Protected Notes due April 4, 2014 Based on the Performance of a Basket of Three Commodities and Three Commodity Indices

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest, and have the terms described in the prospectus supplement for commodity-linked capital protected notes and the prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds the $1,000 stated principal amount plus a supplemental redemption amount, if any, based on the basket performance, whether positive or negative.
Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
August , 2008	August , 2008 (5 business days after the pricing date)	April 4, 2014
Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per note (see “Syndicate Information” on page 9)
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Principal protection:	100% at maturity
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	30%
	Copper – Grade A (“copper”)	LOCADY	20%
	High Grade Primary Aluminum (“aluminum”)	LOAHDY	15%
	S&P GSCI Livestock Index – Excess Return (“livestock index”)	SPGCLVP	15%
	S&P GSCI™ Precious Metals Index – Excess Return (“precious metals index”)	SPGCPMP	10%
	S&P GSCI™ Agricultural Index – Excess Return (“agricultural index”)	SPGCAGP	10%

*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity price and final average commodity price of each basket commodity will be determined based on the prices published by the index publisher or the relevant exchange, as applicable.

Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If the basket performance at maturity is greater than zero:
	$1,000 x basket performance x upside participation rate
	▪ If the basket performance at maturity is less than zero:
	$1,000 x absolute basket performance x downside participation rate
	If the basket performance at maturity is equal to zero, you will receive only the stated principal amount and will not receive any supplemental redemption amount.
Basket performance:
Sum of the commodity performance values (i.e., percentage appreciation or depreciation) of each of the basket commodities.

The performance of one or more basket commodities may partially or wholly offset the performance of the other basket commodities such that the basket performance as a whole may be equal to zero, in which case you will only receive the $1,000 stated principal amount at maturity.

Absolute basket performance:	Absolute value of the basket performance. For example, if the basket performance is negative 5%, the absolute basket performance will be positive 5%.
Upside participation rate:	100%
Downside participation rate:	50%

August 2008	Page 6

Dual Participation Commodity-Linked Capital Protected Notes due April 4, 2014 Based on the Performance of a Basket of Three Commodities and Three Commodity Indices

Commodity performance value:	With respect to each basket commodity: [(final average commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:
For any trading day or index business day, as applicable:
WTI crude oil:  the official settlement price per barrel of the first nearby month futures contract per barrel of WTI crude oil, stated in U.S. dollars, as made public on the relevant exchange on such trading day copper:  the official cash offer price per ton of Copper Grade A on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange aluminum:  the official cash offer price per ton of high grade Primary Aluminum on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange livestock index: the official settlement price of the livestock index (stated in U.S. dollars)
precious metals index: the official settlement price of the precious metals index as published by the index publisher or its successor on such index business day (stated in U.S. dollars)
agricultural index: the official settlement price of the agricultural index as published by the index publisher or its successor on such index business day (stated in U.S. dollars)

Initial commodity price:
The commodity price for the applicable basket commodity on the pricing date, subject to adjustment for each basket commodity individually in the event of a market disruption event.

In the event of a market disruption event with respect to any basket commodity on the pricing date, the initial commodity price for the applicable basket commodity shall be determined in accordance with the fallback mechanics set out under “Description of Commodity-Linked Capital Protected Notes—Determination Date” in the accompanying prospectus supplement for commodity-linked capital protected notes.

If any initial commodity price as finally determined by the relevant exchange or the index publisher or its successor differs from any initial commodity price specified in the pricing supplement, we will include the definitive initial commodity price in an amended pricing supplement.

Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date.
Determination dates:
In respect of each basket commodity, each trading day or index business day, as applicable, in the period from and including January 3, 2014 to and including March 28, 2014 on which there is no market disruption event in respect of the applicable basket commodity.

Relevant exchange:	WTI crude oil: the NYMEX Division, or its successor, of the New York Mercantile Exchange. copper and aluminum: the London Metal Exchange (the “LME”).
Index publisher:	livestock index, precious metals index and agricultural index: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
Call right:	The notes are not callable prior to the maturity date.

August 2008	Page 7

Dual Participation Commodity-Linked Capital Protected Notes due April 4, 2014 Based on the Performance of a Basket of Three Commodities and Three Commodity Indices

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482AR5
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Long-Term Notes.”  Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes will be treated as ordinary income. If the notes were priced on July 21, 2008, the “comparable yield” would be a rate of 5.9806% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,391.0290 due at maturity.  The actual comparable yield and the projected payment schedule of the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day-count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

	ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
	Original Issue Date through December 31, 2008	$20.1015	$20.1015
	January 1, 2009 through June 30, 2009	$30.5041	$50.6056
	July 1, 2009 through December 31, 2009	$31.4163	$82.0219
	January 1, 2010 through June 30, 2010	$32.3557	$114.3776
	July 1, 2010 through December 31, 2010	$33.3232	$147.7008
	January 1, 2011 through June 30, 2011	$34.3197	$182.0205
	July 1, 2011 through December 31, 2011	$35.3460	$217.3665
	January 1, 2012 through June 30, 2012	$36.4029	$253.7694
	July 1, 2012 through December 31, 2012	$37.4915	$291.2609
	January 1, 2013 through June 30, 2013	$38.6126	$329.8735
	July 1, 2013 through December 31, 2013	$39.7672	$369.6407
	January 1, 2014 through the Maturity Date	$21.3883	$391.0290

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

	If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor Trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

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Dual Participation Commodity-Linked Capital Protected Notes due April 4, 2014 Based on the Performance of a Basket of Three Commodities and Three Commodity Indices

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
100%	3.00%	<$999K
99.50%	2.50%	$1MM-$2.99MM
99.25%	2.25%	$3MM-$4.99MM
99.00%	2.00%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for commodity-linked capital protected notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

August 2008	Page 9

Dual Participation Commodity-Linked Capital Protected Notes due April 4, 2014 Based on the Performance of a Basket of Three Commodities and Three Commodity Indices

Payment at Maturity

At maturity, investors receive (i) $1,000 + (ii) supplemental redemption amount (if any).

If the basket performance is:	The supplemental redemption amount will be:
Greater than zero	$1,000 x basket performance x 100%
Less than zero	$1,000 x absolute basket performance x 50%
Equal to zero	$0. Investors will only receive $1,000 at maturity.

Payoff Diagram

Note:

As there is no cap on upside participation, there is no maximum payment on the notes.

▪      Investors will receive 100% of any appreciation in the value of the basket.

▪      Investors will receive 50% of the absolute value of any depreciation in the value of the basket.

If the basket performance at maturity is zero, investors will only receive the stated principal amount at maturity.

See “Hypothetical Payout on the Notes” for examples of how to calculate the payment at maturity.

August 2008	Page 10

Dual Participation Commodity-Linked Capital Protected Notes due April 4, 2014 Based on the Performance of a Basket of Three Commodities and Three Commodity Indices

Hypothetical Payout on the Notes

Presented below is a hypothetical example showing how the payout on the notes at maturity, including the supplemental redemption amount, is calculated.  The following hypothetical example is provided for illustrative purposes only.  Actual results will vary.

In addition, below is a table illustrating the payment at maturity for the notes for a hypothetical range of basket performance.  Commodity prices used in the examples below, including the initial commodity prices, are hypothetical, do not reflect the actual commodity prices and are stated in U.S. dollars.

Basket Commodity	Weighting	Hypothetical Initial Commodity Price	Hypothetical Final Average Commodity Price	Percentage Change from Initial Commodity Price
WTI crude oil	30%	129.07	150.58	16.67%
copper	20%	8,360.00	7,733.00	negative 7.50%
aluminum	15%	2,919.00	3,794.70	30.00%
livestock index	15%	298.95	338.81	13.33%
precious metals index	10%	142.75	157.03	10.00%
agricultural index	10%	82.44	74.19	negative 10.00%

Basket Performance = Sum of Commodity Performance Values

[(final average WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price]  x  30%; plus

[(final average copper price – initial copper price) / initial copper price]  x  20%; plus

[(final average aluminum price – initial aluminum price) / initial aluminum price]  x  15%; plus

[(final average livestock index price – initial livestock index price) / initial livestock index price]  x  15%; plus

 [(final average precious metals index price – initial precious metals index price) / initial precious metals index price]  x  10%; plus

[(final average agricultural index price – initial agricultural index price) / initial agricultural index price]  x  10%

So, using the hypothetical prices above,

[(150.58 – 129.07) / 129.07] x 30% = 5.0%; plus

[(7,733 – 8,360) / 8,360] x 20% = negative 1.5%; plus

[(3,794.70 – 2,919) / 2,919] x 15% = 4.5%; plus

[(338.81 – 298.95) / 298.95] x 15% = 2.0%; plus

[(157.03 – 142.75) / 142.75] x 10%  = 1%; plus

[(74.19 – 82.44) / 82.44] x 10% = negative 1%

hypothetical basket performance = 10%

upside participation rate = 100%

supplemental redemption amount = $1,000 x 10% x 100% = $100

In this example, the final average prices of two of the basket commodities—copper and the agricultural index (with a combined weighting of 30% of the basket)—are each lower than their respective initial prices and therefore contribute negatively to the basket performance on a weighted basis of negative 1.5%, and negative 1.0%, respectively, but the final average prices of the four other basket commodities—WTI crude oil, aluminum, the livestock index and the precious metals index (with a combined weighting of 70% of the basket)—are each higher than their respective initial prices and therefore contribute positively to the basket performance on a weighted basis of 5.0%, 4.5%, 2.0% and 1.0%, respectively.  Accordingly, although two of the basket commodities have negative performance values, the four other basket commodities have sufficiently positive performance values such that the overall value of

August 2008	Page 11

Dual Participation Commodity-Linked Capital Protected Notes due April 4, 2014 Based on the Performance of a Basket of Three Commodities and Three Commodity Indices

the basket performance is positive 10%. Therefore, the total payment at maturity per note will equal $1,100, which is the sum of the $1,000 stated principal amount and a supplemental redemption amount of $100.

Table Illustrating Hypothetical Payments at Maturity

The following table below illustrates the payment at maturity, including the payment of any supplemental redemption amount for a $1,000 stated principal amount note for a hypothetical range of basket performance.

Basket Performance	Supplemental Redemption Amount	Payment At Maturity	Return on Notes
120%	$1,200	$2,200	120%
100%	$1,000	$2,000	100%
80%	$800	$1,800	80%
60%	$600	$1,600	60%
50%	$500	$1,500	50%
40%	$400	$1,400	40%
30%	$300	$1,300	30%
20%	$200	$1,200	20%
10%	$100	$1,100	10%
0%	$0	$1,000	0%
-10%	$50	$1,050	5%
-20%	$100	$1,100	10%
-30%	$150	$1,150	15%
-40%	$200	$1,200	20%
-50%	$250	$1,250	25%
-60%	$300	$1,300	30%
-80%	$400	$1,400	40%
-100%	$500	$1,500	50%

At maturity, the notes will pay at least 100% of the $1,000 stated principal amount per note and have the potential to pay a supplemental redemption amount based on the performance of the basket, whether positive or negative, over the term of the notes, as measured over the specified determination dates.

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Dual Participation Commodity-Linked Capital Protected Notes due April 4, 2014 Based on the Performance of a Basket of Three Commodities and Three Commodity Indices

Selected Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket commodities.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” beginning on page S-15 of the prospectus supplement for commodity-linked capital protected notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
No interest payments and you could receive a return below the rate otherwise payable on conventional debt securities issued by us with similar maturities.  The terms of the notes differ from ordinary debt securities in that no interest will be paid.  The supplemental redemption amount is variable and may equal zero if the basket performance neither appreciates nor depreciates.  Unless the value of the basket at maturity has sufficiently increased or decreased over the six-year term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. The payment of the supplemental redemption amount, if any, and the return of the principal amount of the notes at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

¡
The notes will not be listed and secondary trading may be limited.  The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes.  Our affiliate, MS & Co., currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

¡
Market prices of the notes will be influenced by many unpredictable factors.  The market value of the notes is affected by a variety of factors, including, (i) the price of each of the basket commodities, (ii) the volatility of the basket commodities, (iii) trends of supply and demand for each of the basket commodities at any time, (iv) interest and yield rates in the market, (v) geopolitical conditions, (vi) economic, financial, political and regulatory or judicial events that affect the basket commodities or commodities markets generally and that may affect the final average commodity prices, (vii) the time remaining to the maturity of the notes and (viii) our creditworthiness.  Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity and a sale of the notes prior to maturity may result in a loss.

¡
Values for the basket commodities may change unpredictably and affect the value of the notes in unforeseeable ways.  Investments, such as the notes, linked to the prices of commodities or the values of commodity indices, are considered speculative, and prices for commodities and related contracts and values of commodity indices may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, pestilence, technological change, weather, and agricultural, trade, fiscal, monetary and exchange control policies.  The price volatility of each basket commodity also affects the value of the forwards and forward contracts related to that commodity and, therefore, its price at any such time.  These factors may affect the values of the basket commodities and may cause the values for basket commodities to move in inconsistent directions and at inconsistent rates, which will affect the value of your notes in varying ways.

¡
Specific commodities prices are affected by numerous factors specific to each market.  For more information on WTI crude oil, copper, aluminum and the agricultural index, please see “Annex I—Certain Additional Commodity and Commodity Index Risks” in the accompanying prospectus supplement for commodity-linked capital protected notes.

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Dual Participation Commodity-Linked Capital Protected Notes due April 4, 2014 Based on the Performance of a Basket of Three Commodities and Three Commodity Indices

▪
Livestock index.  The livestock index is a global production weighted index of certain livestock commodities in the world economy, which include live cattle, feeder cattle and lean hogs.  Global livestock commodity prices are primarily affected by the global demand for and supply of those commodities, but is also significantly influenced by speculative actions and by currency exchange rates.  In addition, prices for livestock commodities are affected by governmental programs and policies regarding food safety and livestock, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect livestock commodity prices such as weather, disease and natural disasters.  Demand for livestock commodities has generally increased with worldwide growth and prosperity.

▪
Precious metals index.  The precious metals index is an index of principal precious metal physical commodities and currently includes gold and silver.  Global precious metals commodity prices are primarily affected by the global demand for and supply of those commodities, but are also significantly influenced by speculative actions and by currency exchange rates.  Gold and silver prices can fluctuate widely.  Gold prices are affected by numerous factors, including macroeconomic factors, industry factors and by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market.  Silver prices also may be affected by numerous factors including general economic trends, technical developments, substitution issues and regulation, as well as other factors.

▪
Suspension or disruptions of the market trading in the basket commodities may adversely affect the value of the notes.  The commodities markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  These circumstances could adversely affect the values of the basket commodities and, therefore, the value of the notes.

▪
There are risks relating to the trading of metals on the London Metal Exchange.  The official cash offer prices of aluminum and copper are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on any determination date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of certain underlying commodities, and consequently the supplemental redemption amount, could be adversely affected.

▪
Changes in the value of one or more of the basket commodities may offset each other.  Price movements in the basket commodities may not correlate with each other.  At a time when the price of one or more of the basket commodities increases, the price of one or more of the other basket commodities may increase to a lesser extent or may decline.  Therefore, in calculating the basket performance, increases in the value of one or more of the basket commodities may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket commodities.

▪
The final average commodity price of each basket commodity is determined on multiple determination dates.  The final average commodity price for each basket commodity is equal to the weighted arithmetic average of the prices of the relevant basket commodity on each of the determination dates.  Due to the multiple determination dates, increases (or decreases) in the price of any basket commodity on one or more determination dates may be partially or entirely offset by decreases (or increases) in the price of such basket commodity on other determination dates.  Even if one or more basket commodities has increased (or decreased) substantially on the final determination date, the final average commodity price for such basket commodity may not be higher (or lower) than the initial price and, accordingly, you may not receive at maturity an amount greater than the stated principal amount for each note you hold.

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Dual Participation Commodity-Linked Capital Protected Notes due April 4, 2014 Based on the Performance of a Basket of Three Commodities and Three Commodity Indices

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Adjustments to any basket index could adversely affect the value of the notes.  The index publisher of any basket index may make methodological changes in the relevant basket index that could directly or indirectly affect the value of the relevant index.  These actions could adversely affect the value of the notes.  In addition, the index publisher may discontinue or suspend calculation or publication of the relevant basket index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the notes.

▪
Economic interests of the calculation agent may be potentially adverse to the investors.  MSCG, the calculation agent, is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payout to investors at maturity.

▪
Hedging and trading activity could adversely affect the prices of the underlying commodities.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date could adversely alter the initial commodity prices for the basket commodities and, as a result, could adversely affect the payment you would receive at maturity.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the prices of the basket commodities, including the final average commodity prices, and, accordingly, the amount of cash you will receive upon a sale of the notes or at maturity.

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Dual Participation Commodity-Linked Capital Protected Notes due April 4, 2014 Based on the Performance of a Basket of Three Commodities and Three Commodity Indices

Information about the Basket Indices

The S&P GSCITM Livestock Index – Excess Return.  The S&P GSCITM Livestock Index - Excess Return, which we refer to as the livestock index, is a sub-index of the S&P GSCITM-ER. The livestock index represents only the livestock components of the S&P GSCITM-ER. The value of the livestock index on any given day is calculated in the same manner as the S&P GSCITM-ER except that (i) the daily contract reference prices, CPW and roll weights used in performing such calculations are limited to the S&P GSCITM commodities included in the livestock index; and (ii) the livestock index has a separate normalizing constant.

The S&P GSCITM commodities included in the livestock index and their dollar weightings on July 21, 2008 are:

Commodity	Weighting
Live Cattle	58.50%
Feeder Cattle	10.78%
Lean Hogs	30.72%

The components of the livestock index and their relative weightings, among other matters, may change during the term of the notes.

The S&P GSCITM Precious Metals Index – Excess Return. The S&P GSCITM Precious metals index – Excess Return, which we refer to as the precious metals index, is a sub-index of the S&P GSCITM-ER.  The precious metals index represents only the gold and silver components of the S&P GSCITM-ER.  The value of the precious metals index on any given day is calculated in the same manner as the S&P GSCITM-ER except that (i) the daily contract reference prices, the contract production weight (“CPW”) and roll weights used in performing such calculations are limited to the gold and silver futures contracts included in the precious metals index; and (ii) the precious metals index has a separate normalizing constant.

The S&P GSCITM commodities included in the precious metals index and their dollar weightings on July 21, 2008 are:

Commodity	Weighting
Gold	87.89%
Silver	12.11%

The components of the precious metals index and their relative weightings, among other matters, may change during the term of the notes.

The S&P GSCITM Agricultural Index – Excess Return. The S&P GSCITM Agricultural Index – Excess Return, which we refer to as the agricultural index, is a sub-index of the S&P GSCITM-ER.  The agricultural index represents only the agricultural components of the S&P GSCITM-ER.  The value of the agricultural index on any given day is calculated in the same manner as the S&P GSCITM-ER except that (i) the daily contract reference prices, CPW and roll weights used in performing such calculations are limited to the agricultural futures contracts included in the agricultural index; and (ii) the agricultural index has a separate normalizing constant.

The S&P GSCITM commodities included in the agricultural index and their dollar weightings on July 21, 2008 are:

Commodity	Weighting
Wheat	26.83%
Red Wheat	6.41%
Corn	28.39%
Soybeans	18.13%
Cotton	6.32%
Sugar	7.69%
Coffee	4.40%
Cocoa	1.92%

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Dual Participation Commodity-Linked Capital Protected Notes due April 4, 2014 Based on the Performance of a Basket of Three Commodities and Three Commodity Indices

The components of the agricultural index and their relative weightings, among other matters, may change during the term of the notes.

The S&P GSCITM-ER is described in “Annex II—Certain Additional Commodity Index Information” in the accompanying prospectus supplement for commodity-linked capital protected notes.

License Agreement between S&P and Morgan Stanley.  Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., or S&P, and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P GSCITM Index, which is owned and published by S&P, in connection with securities, including the notes.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes.  The Corporations make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P GSCITM Index to track general commodity market performance.  The Corporations’ only relationship to Morgan Stanley is the licensing of the S&P GSCITM Index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the S&P GSCITM Index which is determined, composed and calculated by S&P without regard to the licensee or the notes.  S&P has no obligation to take the needs of the licensee or the owners of the notes into consideration in determining, composing or calculating the S&P GSCITM Index.  The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE S&P GSCITM INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCITM INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCITM INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P GSCITM” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The notes have not been passed on by the Corporations as to their legality or suitability.  The notes are not issued, endorsed, sold or promoted by the Corporations.  THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.

August 2008	Page 17

Dual Participation Commodity-Linked Capital Protected Notes due April 4, 2014 Based on the Performance of a Basket of Three Commodities and Three Commodity Indices

Historical Information

The following tables set forth the published high and low official settlement prices or official cash offer price, as applicable, as well as end-of-quarter official settlement prices or official cash offer price, as applicable, of each of the basket commodities for each quarter in the period from January 1, 2003 through July 21, 2008.  The related graphs set forth the official settlement prices for each of the basket commodities in the same respective periods.  On July 21, 2008, the official settlement prices or official cash offer prices, as applicable, were, in the case of WTI crude oil, $131.04, in the case of copper, $8,390.00, in the case of aluminum, $2,987.50, in the case of the livestock index, $296.6606, in the case of the precious metals index, $148.6490 and, in the case of the agricultural index, $82.54129.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical price performance of the basket commodities should not be taken as an indication of future performance.

WTI Crude Oil (in U.S. dollars)	High	Low	Period End
2003
First Quarter	37.83	26.91	31.04
Second Quarter	32.36	25.24	30.19
Third Quarter	32.39	26.96	29.20
Fourth Quarter	33.71	28.47	32.52
2004
First Quarter	38.18	32.48	35.76
Second Quarter	42.33	34.27	37.05
Third Quarter	49.90	38.39	49.64
Fourth Quarter	55.17	40.71	43.45
2005
First Quarter	56.72	42.12	55.40
Second Quarter	60.54	46.80	56.50
Third Quarter	69.81	56.72	66.24
Fourth Quarter	65.47	56.14	61.04
2006
First Quarter	68.35	57.65	66.63
Second Quarter	75.17	66.23	73.93
Third Quarter	77.03	60.46	62.91
Fourth Quarter	63.72	55.81	61.05
2007
First Quarter	66.03	50.48	65.87
Second Quarter	70.68	61.47	70.68
Third Quarter	83.32	69.26	81.66
Fourth Quarter	98.18	79.02	95.98
2008
First Quarter	110.33	86.99	101.58
Second Quarter	129.07	100.98	140.00
Third Quarter (through July 21, 2008)	145.29	128.88	131.04

Daily Official Settlement Prices of WTI Crude Oil January 1, 2003 to July 21, 2008

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Dual Participation Commodity-Linked Capital Protected Notes due April 4, 2014 Based on the Performance of a Basket of Three Commodities and Three Commodity Indices

Copper (in U.S. dollars)	High	Low	Period End
2003
First Quarter	1,728.00	1,544.50	1,587.50
Second Quarter	1,711.50	1,564.00	1,644.00
Third Quarter	1,824.50	1,638.00	1,794.00
Fourth Quarter	2,321.00	1,790.50	2,321.00
2004
First Quarter	3,105.50	2,337.00	3,067.50
Second Quarter	3,170.00	2,554.00	2,664.50
Third Quarter	3,140.00	2,700.00	3,140.00
Fourth Quarter	3,287.00	2,835.00	3,279.50
2005
First Quarter	3,424.50	3,072.00	3,408.00
Second Quarter	3,670.00	3,113.00	3,597.00
Third Quarter	3,978.00	3,444.00	3,949.00
Fourth Quarter	4,650.00	3,905.00	4,584.50
2006
First Quarter	5,527.50	4,537.00	5,527.50
Second Quarter	8,788.00	5,561.00	7,501.00
Third Quarter	8,233.00	7,230.00	7,601.00
Fourth Quarter	7,740.00	6,290.00	6,290.00
2007
First Quarter	6,940.00	5,225.50	6,940.00
Second Quarter	8,225.00	6,916.00	7,650.00
Third Quarter	8,210.00	6,960.00	8,165.00
Fourth Quarter	8,301.00	6,272.50	6,676.50
2008
First Quarter	8,881.00	6,666.00	8,520.00
Second Quarter	8,884.50	7,921.00	8,775.50
Third Quarter (through July 21, 2008)	8,985.00	8,291.00	8,390.00

Daily Official Cash Offer Prices of Copper January 1, 2003 to July 21, 2008

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Dual Participation Commodity-Linked Capital Protected Notes due April 4, 2014 Based on the Performance of a Basket of Three Commodities and Three Commodity Indices

Aluminum (in U.S. dollars)	High	Low	Period End
2003
First Quarter	1,459.00	1,340.50	1,350.00
Second Quarter	1,440.50	1,314.50	1,389.00
Third Quarter	1,505.00	1,378.00	1,407.50
Fourth Quarter	1,592.50	1,415.00	1,592.50
2004
First Quarter	1,754.00	1,578.50	1,688.50
Second Quarter	1,826.00	1,575.00	1,698.50
Third Quarter	1,823.00	1,647.00	1,823.00
Fourth Quarter	1,964.00	1,748.00	1,964.00
2005
First Quarter	2,031.50	1,809.00	1,973.00
Second Quarter	1,991.00	1,694.00	1,716.00
Third Quarter	1,909.00	1,675.00	1,857.00
Fourth Quarter	2,289.00	1,831.00	2,285.00
2006
First Quarter	2,634.00	2,267.00	2,512.50
Second Quarter	3,275.00	2,397.50	2,550.50
Third Quarter	2,614.00	2,367.50	2,572.00
Fourth Quarter	2,886.00	2,480.00	2,850.00
2007
First Quarter	2,953.00	2,682.00	2,792.00
Second Quarter	2,871.00	2,626.00	2,686.00
Third Quarter	2,791.00	2,316.50	2,440.00
Fourth Quarter	2,582.00	2,335.50	2,350.50
2008
First Quarter	3,175.00	2,359.00	2,935.00
Second Quarter	3,090.50	2,816.00	3,075.00
Third Quarter (through July 21, 2008)	3,291.50	2,987.50	2,987.50

Daily Official Cash Offer Prices of Aluminum January 1, 2003 to July 21, 2008

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Dual Participation Commodity-Linked Capital Protected Notes due April 4, 2014 Based on the Performance of a Basket of Three Commodities and Three Commodity Indices

Livestock Index (in U.S. dollars)	High	Low	Period End
2003
First Quarter	348.66	309.84	312.75
Second Quarter	342.23	309.77	331.55
Third Quarter	385.15	330.81	373.84
Fourth Quarter	414.36	337.35	337.35
2004
First Quarter	384.89	338.83	384.89
Second Quarter	432.97	378.24	417.96
Third Quarter	431.35	395.36	413.94
Fourth Quarter	427.38	402.92	417.46
2005
First Quarter	432.03	407.97	420.08
Second Quarter	424.03	378.47	378.85
Third Quarter	411.24	372.53	411.15
Fourth Quarter	426.05	402.48	418.32
2006
First Quarter	417.14	344.29	344.29
Second Quarter	388.87	337.91	384.00
Third Quarter	407.77	368.61	383.28
Fourth Quarter	389.16	362.15	371.83
2007
First Quarter	395.95	365.11	383.47
Second Quarter	389.40	363.73	367.97
Third Quarter	397.97	361.64	361.64
Fourth Quarter	354.00	323.29	324.72
2008
First Quarter	323.56	275.90	275.90
Second Quarter	310.00	273.25	297.57
Third Quarter (through July 21, 2008)	300.39	294.08	296.66

Daily Official Settlement Prices of the Livestock Index January 1, 2003 to July 21, 2008

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Dual Participation Commodity-Linked Capital Protected Notes due April 4, 2014 Based on the Performance of a Basket of Three Commodities and Three Commodity Indices

Precious Metals Index (in U.S. dollars)	High	Low	Period End
2003
First Quarter	69.00	59.37	61.16
Second Quarter	67.32	58.66	62.68
Third Quarter	70.21	62.11	69.64
Fourth Quarter	75.53	66.61	75.32
2004
First Quarter	79.19	72.17	79.19
Second Quarter	79.50	67.79	70.77
Third Quarter	76.02	70.32	76.02
Fourth Quarter	82.94	75.04	78.47
2005
First Quarter	80.22	73.91	76.86
Second Quarter	78.41	74.30	77.17
Third Quarter	82.72	74.38	82.13
Fourth Quarter	92.13	79.94	90.16
2006
First Quarter	102.70	91.52	101.77
Second Quarter	125.82	95.78	104.48
Third Quarter	112.95	97.49	101.31
Fourth Quarter	110.02	94.99	106.63
2007
First Quarter	115.03	101.36	109.68
Second Quarter	114.03	103.95	104.96
Third Quarter	118.31	103.25	118.31
Fourth Quarter	132.09	115.88	130.39
2008
First Quarter	157.26	133.79	142.61
Second Quarter	147.28	131.82	142.93
Third Quarter (through July 21, 2008)	151.23	142.70	148.65

Daily Official Settlement Prices of the Precious Metals Index January 1, 2003 to July 21, 2008

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Dual Participation Commodity-Linked Capital Protected Notes due April 4, 2014 Based on the Performance of a Basket of Three Commodities and Three Commodity Indices

Agricultural Index (in U.S. dollars)	High	Low	Period End
2003
First Quarter	78.462	71.852	73.161
Second Quarter	77.994	71.258	71.395
Third Quarter	77.063	70.424	76.196
Fourth Quarter	83.174	73.848	79.684
2004
First Quarter	91.895	81.059	88.714
Second Quarter	90.924	74.224	74.224
Third Quarter	73.844	63.319	63.319
Fourth Quarter	64.077	60.896	62.744
2005
First Quarter	71.275	60.060	66.043
Second Quarter	67.048	61.260	63.454
Third Quarter	67.271	58.493	60.508
Fourth Quarter	62.563	56.862	62.202
2006
First Quarter	67.512	61.438	64.033
Second Quarter	67.017	60.267	62.611
Third Quarter	64.668	55.399	58.060
Fourth Quarter	68.439	57.131	67.202
2007
First Quarter	68.760	61.407	61.407
Second Quarter	69.012	59.194	64.707
Third Quarter	80.436	63.604	79.796
Fourth Quarter	84.554	72.739	82.416
2008
First Quarter	104.58	83.69	86.87
Second Quarter	98.06	79.90	93.99
Third Quarter (through July 21, 2008)	96.48	82.54	82.54

Daily Official Settlement Prices of the Agricultural Index January 1, 2003 to July 21, 2008

August 2008	Page 23